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                                                                   Exhibit 10.80

                  AGREEMENT REGARDING PARTICIPATING INTERESTS
                  -------------------------------------------

        This Agreement Regarding Participating Interests (the "Agreement") is entered into as of October 22, 2001. Reference is made to (i) the Revolving Credit and Term Loan Agreement dated as of April 26, 1999 (as amended, the "Credit Agreement") by and among Chart House Enterprises, Inc. (the "Parent"), Chart House, Inc. (the "Borrower"), the lending institutions from time to time party thereto (the "Banks") and Fleet National Bank (formerly known as BankBoston, N.A.), as Administrative Agent (the "Agent"); (ii) the Twelfth Amendment and Waiver dated as of October 22, 2001 among the Borrower, the Parent, the subsidiaries of the Borrower and the Parent, the Agent and the Banks (the "Twelfth Amendment"); (iii) the Letter Agreement dated as of October 15, 2001 among the Borrower, the Parent, the subsidiaries of the Borrower and the Parent, the Agent, the Banks and EGI-Fund (01) Investors, L.L.C. ("EGI-Fund
(01)") (as amended, the "Initial Participation Agreement"); and (iv) the Participation Agreement dated as of October 22, 2001 among the Banks, the Agent and EGI-Fund (01) (the "Second Participation Agreement" and, together with the Initial Participation Agreement, the "Participation Agreements"). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Credit Agreement.

                              W I T N E S S E T H
                              - - - - - - - - - -

        WHEREAS, pursuant to the Credit Agreement, the Banks have made Loans and other financial accommodations to the Borrower which remain outstanding.

        WHEREAS, the Borrower previously requested that the Agent and the Banks, and the Agent and the Banks were willing to, continue to make Revolving Credit Loans notwithstanding the occurrence of certain Events of Default under the Credit Agreement but only on the condition that EGI-Fund (01) purchase, or agree to purchase, from each Bank, an undivided junior and subordinated participating interest in each Bank's pro rata share of certain Revolving Credit Loans (collectively, the "Participating Interests") pursuant to the terms of the Participation Agreements;

        WHEREAS, EGI-Fund (01) agreed to enter into the Participation
Agreements and to purchase, or agree to purchase, Participating Interests in accordance with the terms thereof, but only on the condition that parties hereto agree to execute and deliver this Agreement; and

        WHEREAS, on the dates indicated below, EGI-Fund (01) purchased Participating Interests that are subject to the Participation Agreements in the original principal amounts indicated opposite such dates as follows:

        October                     Amount
        -------                     ------

        16                      $   70,000.00
        18                      $   60,000.00
        19                      $   60,000.00
        22                      $1,310,000.00
                                -------------
                                $1,500,000.00

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     NOW, THEREFORE, each of the Borrower and EGI-Fund (01) agree as follows:

  1. Additional Interest. For any period during which Participating Interests
     -------------------
remain outstanding, but subject to Section 2 hereof, the Borrower hereby agrees
                                   ---------
to pay to EGI-Fund (01) interest on the amount of the Participating Interests outstanding from time to time at a rate per annum equal to the Additional Interest Rate (as defined below) less the rate applicable to the Loans pursuant to the Credit Agreement, as amended by the Twelfth Amendment (the "Additional Interest"). The Additional Interest shall accrue on the amount of each Participating Interest from the date such Participating Interest is purchased. The Additional Interest shall be in addition to any interest that EGI-Fund (01) is entitled to receive pursuant to the terms of the Participation Agreements. The Additional Interest Rate means (i) 16.32% for periods through April 30, 2002, and (ii) LIBOR + 14% for periods after April 30, 2002. "LIBOR" means the average of interbank offered rates for one-month dollar deposits in the London market as quoted on the last Friday of any calendar month (or, if not a business day, the next preceding business day) in the Wall Street Journal.

  2. Subordination of Additional Interest. The parties hereby acknowledge and
     ------------------------------------
agree that EGI-Fund (01)'s right to receive Additional Interest hereunder shall be junior and subordinated to each Bank's right to prior payment in full of all amounts and other obligations due such Bank under the Credit Agreement, as well as to such Bank's interest in any Loans, Notes, Collateral, the Credit Agreement and any other Loan Documents (including, without limitation, interest on the Loans, whether or not such interest shall constitute an allowed claim in bankruptcy or similar proceeding). The parties further acknowledge and agree that payment of the Additional Interest shall not be made until such time as (i) the Obligations have been indefeasibly paid in full in cash and (ii) EGI-Fund
(01) shall be permitted to receive payments of interest with respect to the Participating Interests pursuant to the terms of the Participation Agreements.

  3. Miscellaneous.
     -------------

     (a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Borrower and EGI-Fund (01).

     (b) This Agreement may be executed in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     (c) This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof.

     (d) This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Illinois.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers.



                                          CHART HOUSE, INC.



                                          By: /s/ Kenneth R. Posner
                                              ----------------------------------
                                              Name: Kenneth R. Posner
                                              Title: President


                                          EGI-FUND (01) INVESTORS, L.L.C.


                                          By: /s/ Donald Liebentritt
                                              ----------------------------------
                                              Name: Donald Liebentritt
                                              Title: Vice President


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